Exhibit 4.36

Dated 30 July 2009

ANNAPOLIS SHIPPING COMPANY LIMITED

FARAT SHIPPING COMPANY LIMITED and

LANSAT SHIPPING COMPANY LIMITED

as Borrowers

-and-

PIRAEUS BANK A.E

as Lender

SECOND SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated

13 March 2008 (as amended and supplemented

by a first supplemental agreement dated 12 December 2008)

in respect of a loan facility of (originally) US$130,000,000

WATSON, FARLEY & WILLIAMS

Piraeus

INDEX

Clause		Page

1	DEFINITIONS	1

2	REPRESENTATIONS AND WARRANTIES	3

3	AGREEMENT OF THE LENDER	4

4	CONDITIONS	4

5	VARIATIONS TO LOAN AGREEMENT AND FINANCE DOCUMENTS	6

6	CONTINUANCE OF LOAN AGREEMENT AND FINANCE DOCUMENTS	13

7	EXPENSES	13

8	NOTICES	13

9	APPLICABLE LAW	13

THIS SECOND SUPPLEMENTAL AGREEMENT is dated 30 July 2009 and made

BETWEEN:

(1)	ANNAPOLIS SHIPPING COMPANY LIMITED (“Annapolis”), FARAT SHIPPING COMPANY LIMITED (“Farat”) and LANSAT SHIPPING COMPANY LIMITED (“Lansat”), each a company incorporated in Malta whose registered office is at 5/2, Merchants Street, Valletta, Malta (together the “Borrowers” and each a “Borrower”); and

(2)	PIRAEUS BANK A.E., acting through its branch at 47-49 Akti Miaouli, 185 36 Piraeus, Greece as “Lender”

IS SUPPLEMENTAL to a Loan Agreement dated 13 March 2008 (as amended and supplemented by a first supplemental agreement dated 12 December 2008, the “Loan Agreement”) made between (i) the Borrowers as joint and several borrowers and (ii) the Lender as lender whereby the Lender has made available to the Borrowers a loan facility of (originally) One hundred and Thirty million United States Dollars (US$130,000,000) (the “Loan”) upon the terms and for the purposes therein specified.

WHEREAS pursuant to a request from the Borrowers, and subject to the terms and conditions herein contained, the Lender has agreed to waive the applications of certain covenants during the period 31 December 2008 until 31 March 2011 subject to the following conditions:

(A)	the Lender will receive certain additional security for the obligations of the Borrowers under the Loan Agreement and the other Finance Documents; and

(B)	the entry by the Borrowers into this Second Supplemental Agreement whereby certain provisions of the Loan Agreement and certain other Finance Documents will be amended and/or varied.

NOW THEREFORE IT IS HEREBY AGREED

1	DEFINITIONS

1.1	Words and expressions defined in the Loan Agreement (as hereby amended) and the recitals hereto and not otherwise defined herein shall have the same meanings when used in this Second Supplemental Agreement.

1.2	In this Second Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Additional Charterparty Assignment” means, in relation to each Additional Ship, a second priority specific assignment of any Approved Charter in respect thereof executed or to be executed by the Additional Owner owning that Additional Ship in favour of the Lender in such form as the Lender may approve or require and, in the plural, means both of them;

“Additional Earnings Account” means, in relation to each Additional Owner, an account opened or to be opened in the name of that Additional Owner with the Lender for receipt of the Earnings of its Additional Ship or such other account or accounts as may be established for this purpose with the prior consent of the Lender and, in the plural, means both of them;

“Additional Earnings Account Pledge” means, in relation to each Additional Earnings Account, a second priority pledge over that Additional Earnings Account to be executed by the relevant Additional Owner in favour of the Lender in such form as the Lender may approve or require and, in the plural, means both of them;

“Additional Finance Documents” means, together, the Additional Guarantees, the Additional Mortgages, the Additional Deeds of Covenant, the Additional General Assignments, the Additional Charterparty Assignments and the Additional Earnings Account Pledges and, in the singular, means any of them;

“Additional General Assignment” means, in relation to each Additional Ship, a second priority general assignment of the Earnings, Insurances and Requisition Compensation in respect thereof executed or to be executed by the Additional Owner owning that Additional Ship in favour of the Lender in such form as the Lender may approve or require and, in the plural, means both of them;

“Additional Guarantee” means, in relation to each Additional Owner, the guarantee of the obligations of the Borrowers under the Loan Agreement executed or to be executed by that Additional Owner in favour of the Lender in such form as the Lender may approve or require and, in the plural, means both of them;

“Additional Mortgage” means, in relation to each Additional Ship, the second priority Maltese statutory mortgage over that Additional Ship executed or to be executed by the Additional Owner owning that Additional Ship in favour of the Lender in such form as the Lender may approve or require and, in the plural, means both of them;

“Additional Owner” means each of Boone and Iokasti and, in the plural, means both them;

“Additional Ship” means each of “SAMATAN” and “PACHINO” and, in the plural, means both of them;

“Boone” means Boone Star Owners Inc., a corporation incorporated in the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Deed of Covenant” means, in relation to each Additional Ship, the second priority deed of covenant collateral to the relevant Additional Mortgage executed or to be executed by the Additional Owner owning that Additional Ship in favour of the Lender in such form as the Lender may approve or require and, in the plural, means both of them;

“Deposit Account” means a deposit account either in the joint names of the Borrowers or in the name of the Corporate Guarantor with the Lender designated [name of account holder] - Deposit Account;

“Deposit Account Pledge” means the deed of pledge in respect of Deposit Account to be executed by the Borrower or, as the case may be, the Corporate Guarantor in favour of the Lender in such form as the Lender may approve or require;

“Iokasti” means Iokasti Owning Company Limited, a corporation incorporated under the laws of Republic of Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Minimum Deposit” means at any relevant date during the Waiver Period, an amount in aggregate equal to the repayment instalments payable during the consecutive 12-month period immediately following such date pursuant to this Agreement;

“Mortgage Addendum” means, in relation to each Original Ship, the first addendum, to the Mortgage on that Original Ship, executed or to be executed by:

(a)	in the case of “TORO”, Farat; and

(b)	in the case of “DELRAY” the New Owner,

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in favour of the Lender in such form as the Lender may approve or require and, in the plural, means both of them;

“Original Ship” means each of “DELRAY” and “TORO” and, in the plural, means both of them;

“PACHINO” means the 2002-built bulk carrier vessel of 30,928 gross registered tons and 16,341 net registered tons, having IMO Number 9257060 and registered in the ownership of Iokasti under Maltese flag with the name “PACHINO”;

“SAMATAN” means the 2001-built bulk carrier vessel of 40,437 gross registered tons and 25,855 net registered tons, having IMO Number 9236171 registered in the ownership of Boone under Maltese flag with the name “SAMATAN”; and

“Waiver Period” has the meaning ascribed to it in Recital (A) above.

1.3	Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations. Clause headings are inserted for convenience of reference only and shall be ignored in construing this Second Supplemental Agreement. References to Clauses are to clauses of this Second Supplemental Agreement save as may be otherwise expressly provided in this Second Supplemental Agreement.

2	REPRESENTATIONS AND WARRANTIES

2.1	Each Borrower hereby jointly and severally represents and warrants to the Lender, as at the date of this Second Supplemental Agreement, that the representations and warranties set forth in Clause 8 of the Loan Agreement (updated mutatis mutandis to the date of this Second Supplemental Agreement) are true and correct as if all references therein to “this Agreement” were references to the Loan Agreement as further amended by this Second Supplemental Agreement.

2.2	Each Borrower hereby further jointly and severally represents and warrants to the Lender that as at the date of this Second Supplemental Agreement:

(a)	each Borrower is duly incorporated and validly existing and in good standing under the laws of Malta and has full power to enter into and perform its obligations under this Second Supplemental Agreement and has complied with all statutory and other requirements relative to its business, and does not have an established place of business in any part of the United Kingdom or the United States of America;

(b)	all necessary governmental or other official consents, authorisations, approvals, licences, consents or waivers for the execution, delivery, performance, validity and/or enforceability of this Second Supplemental Agreement and all other documents to be executed in connection with the amendments to the Loan Agreement as contemplated hereby have been obtained and will be maintained in full force and effect, from the date of this Second Supplemental Agreement and so long as any moneys are owing under any of the Finance Documents and while all or any part of the Commitment remains outstanding;

(c)	each Borrower has taken all necessary corporate and other action to authorise the execution, delivery and performance of its obligations under this Second Supplemental Agreement and such other documents to which it is a party and such documents do or will upon execution thereof constitute the valid and binding obligations of each Borrower enforceable in accordance with their respective terms;

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(d)	the execution, delivery and performance of this Second Supplemental Agreement and all such other documents as contemplated hereby does not and will not, from the date of this Second Supplemental Agreement and so long as any moneys are owing under any of the Finance Documents and while all or any part of the Commitment remains outstanding, constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorisation binding on each Borrower or on any of its property or assets and will not result in the creation or imposition of any security interest, lien, charge or encumbrance (other than under the Finance Documents) on any of such property or assets; and

(e)	each Borrower has fully disclosed in writing to the Lender all facts which it knows or which it should reasonably know and which are material for disclosure to the Lender in the context of this Second Supplemental Agreement and all information furnished by such Borrower or on its behalf relating to its business and affairs in connection with this Second Supplemental Agreement was and remains true, correct and complete in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

3	AGREEMENT OF THE LENDER

3.1	The Lender, relying upon each of the representations and warranties set out in Clauses 2.1 and 2.2 of this Second Supplemental Agreement, hereby agrees with the Borrowers, subject to and upon the terms and conditions of this Second Supplemental Agreement and in particular, but without limitation, subject to the fulfillment of the conditions precedent set out in Clause 4, to:

(a)	waive the application of certain covenants contained within the Loan Agreement; and

(b)	the amendments and/or variations of certain other provisions of the Loan Agreement set out in this Second Supplemental Agreement.

3.2	Each Borrower agrees and confirms that the Loan Agreement and the Finance Documents to which it is a party shall remain in full force and effect and that Borrower shall remain liable under the Loan Agreement and the Finance Documents to which it is a party for all obligations and liabilities assumed by it thereunder.

4	CONDITIONS

4.1	The agreements of the Lender contained in Clause 3.1 of this Second Supplemental Agreement shall all be expressly subject to the condition that the Lender shall have received in form and substance satisfactory to the Lender and its legal advisers on or before the date of this Second Supplemental Agreement:

(a)	evidence that the persons executing this Second Supplemental Agreement on behalf of each Borrower are duly authorised to execute the same on behalf of such Borrower;

(b)	a certificate from an officer of each Additional Owner confirming the names of all the directors and Shareholders of that Additional Owner and having attached thereto true and complete copies of its incorporation and constitutional documents;

(c)	true and complete copies of the resolutions passed at separate meetings of all the directors and shareholders of Farat, the New Owner and each Additional Owner authorising and approving the execution of, in the case of Farat and the New Owner the Mortgage Addendum and in the case of each Additional Owner the Additional Finance Documents to which it is a party and any other document or action to which it is or is to be a party and authorising its directors or other representatives to execute the same on its behalf;

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(d)	the original of any power of attorney issued by Farat, the New Owner and each Additional Owner pursuant to such resolutions aforesaid;

(e)	evidence that each Additional Ship is:

(i)	registered in the ownership of the relevant Additional Owner under the laws and flag of the Malta; and

(ii)	insured in accordance with the relevant provisions of the Additional Deed of Covenant relative to that Additional Ship and all requirements thereof in respect of such insurance have been fulfilled; and

(f)	the Additional Finance Documents and the Mortgage Addenda, duly executed by the Additional Owners or, in the case of each Mortgage Addendum, Farat or the New Owner together with evidence that:

(i)	each Additional Mortgage has been registered against the relevant Additional Ship with first priority in accordance with the laws of Malta;

(ii)	each Mortgage Addendum in connection with the relevant Original Ship has been duly registered in accordance with the laws of Malta;

(iii)	all notices required to be given under each Additional Deed of Covenant, each Additional General Assignment and each Additional Charterparty Assignment have been given and acknowledged (other than in the case of a Charterparty Assignment in which case the Borrower or, as the case may be, the Owner which is a party thereto shall procure that the Lender receives the relevant acknowledgement only if an Event of Default has occurred) in the manner therein provided; and

(iv)	save for the charges created by or pursuant to the Additional Mortgages, the Additional Deeds of Covenant, the Additional General Assignments and the Additional Charterparty Assignments there is no lien, charge or encumbrance of any kind whatsoever on either Additional Ship or her Earnings, Insurances or Requisition Compensation.

(g)	a certified true copy of any Approved Charter entered into in respect of either Additional Ship;

(h)	the original of any mandates or other documents required in connection with the opening or operation of the Additional Earnings Accounts and the Deposit Account;

(i)	evidence that the applicable Minimum Deposit is standing to the credit of the Deposit Account;

(j)	documents establishing that each Additional Ship is managed by the Approved Manager;

(k)	a letter of undertaking executed by the Approved Manager in favour of the Lender in the terms required by the Lender agreeing certain matters in relation to the management of each Additional Ship and subordinating the rights of the Approved Manager against that Additional Ship and the Additional Owner owning that Additional Ship to the rights of the Lender under the Finance Documents;

(1)	copies of ISM DOC and SMC and the International Ship Security Certificate under the ISPS Code in respect of each Additional Ship;

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(m)	each Additional Ship maintains the highest available class with such first-class classification society which is a member of the IACS as the Lender may approve free of all recommendations and conditions of such classification society;

(n)	evidence that each Additional Owner is a direct or indirect subsidiary of the Corporate Guarantor;

(o)	certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this Second Supplemental Agreement and the Additional Finance Documents (including without limitation) all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Lender deems appropriate;

(p)	such legal opinions as the Lender may require in respect of the matters contained in this Second Supplemental Agreement and the Additional Finance Documents and the Mortgage Addenda; and

(q)	evidence that the agent referred to in Clause 9.4 has accepted its appointment as agent for service of process under this Second Supplemental Agreement and the Additional Finance Documents.

5	VARIATIONS TO LOAN AGREEMENT AND FINANCE DOCUMENTS

5.1	In consideration of the agreement of the Lender contained in Clause 3.1 of this Second Supplemental Agreement the Borrowers hereby agree with the Lender that upon satisfaction of the conditions referred to in Clause 4.1, the provisions of the Loan Agreement, the New Guarantee and the Guarantee shall be varied and/or amended and/or supplemented as follows:

(a)	by inserting in clause 1.1 of the Loan Agreement the definitions of “Additional Guarantee”, “Additional Charterparty Assignment”, “Additional Owner”, “Additional Ships, “Boone”, “Deposit Account”, “Deposit Account Pledge”, “Iokasti”, “Mortgage Addendum”, “Original Ship”, “PACHINO” and “SAMATAN” set out in Clause 1.2 of this Second Supplemental Agreement;

(b)	the definition of, and references throughout each of the Finance Documents to, the Mortgage relevant to each Original Ship, shall be construed as if the same referred to that Mortgage as amended and supplemented by the relevant Mortgage Addendum;

(c)	by adding the following new paragraphs (e) and (f) in the definition of “Account” contained in clause 1.1 of the Loan Agreement;

“(e)	in the case of “SAMATAN”, an earnings account in the name of Boone with the Lender designated “Boone Star Owners Inc. - Earnings Account; and

(f)	in the case of “PACHINO”, an earnings account in the name of Iokasti with the Lender designated “Iokasti Shipping Company Limited - Earnings Account”;”;

(d)	by adding the following new definitions of “Owner” and Relevant Charter in clause 1.1 of the Loan Agreement:

““Owner” means each of the Additional Owners and the New Owner and, in the plural, means all of them;

“Relevant Charter” has the meaning given to it in Clause 14.3;”;

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(e)	by deleting the word “and” after the words “Documents;” in sub-paragraph (k) in the definition of “Finance Documents” in clause 1.1 of the Loan Agreement;

(f)	by adding the following new paragraphs (1), (m) and (n) in the definition of “Finance Documents” in clause 1.1 of the Loan Agreement:

“(1)	the Additional Guarantees;

(m)	any Additional Charterparty Assignment;

(n)	the Deposit Account Pledge; and”;

(g)	by redesignating the existing sub-paragraph (1) of the definition of “Finance Documents” in clause 1.1 thereof as a new sub-paragraph (n);

(h)	by deleting the words “New Owner” after the words “the Corporate Guarantor” and replacing them with the words “, the Owners” in the definition of “Security Party” in clause 1.1 of the Loan Agreement;

(i)	by deleting in the definition of “Ship” contained in clause 1.1 of the Loan Agreement and substituting the same with the following:

““Ships” means, together, the Original Ships and the Additional Ships and, in the singular, means any of them;”;

(j)	by adding the words “or, as the case may be, Owner” after the words “Borrower” in:

(i)	the second line of the definition of “Account Pledge” in clause 1.1 of the Loan Agreement;

(ii)	the second line of the definition of “Approved Charter” in clause 1.1 of the Loan Agreement;

(iii)	the fifth line of the definition of “Approved Manager’s Undertaking” in clause 1.1 of the Loan Agreement;

(iv)	the second line of the definition of “Charter Assignment” in clause 1.1 of the Loan Agreement;

(v)	the second line of sub-paragraph (a) in the definition of “Earnings” in clause 1.1 of the Loan Agreement;

(vi)	the third line of the definition of “General Assignment” in clause 1.1 of the Loan Agreement; and

(vii)	in the second line of clause 18.1 (k) of the Loan Agreement.

(k)	by deleting the words “New Owner” and replacing them with the words “, the Owners” after the word “Ship” in:

(i)	the fifth line of sub-paragraph (e) of the definition of “Permitted Security Interests” in clause 1.1 of the Loan Agreement;

(ii)	the second line of sub-paragraph (b)(ii) of the definition of “Total Loss Date” in clause 1.1 of the Loan Agreement; and

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(iii)	the second line of the definition of “obligatory insurances” in clause 1.2 of the Loan Agreement;

(1)	by deleting the definition of “Margin” in clause 1.1 of the Loan Agreement and replacing it with the following new definition:

““Margin” means:

(a)	during the period commencing on 1 April 2009 and ending on the last day of the Waiver Period, 2 per cent, per annum; and

(b)	at all times thereafter and subject to the terms of Clause 4.10, 1.5 per cent per annum;”;

(m)	by deleting clauses 4.4 to 4.12 (inclusive) of the Loan Agreement and replacing them with the following new clauses:

“4.4	Notification of market disruption. The Lender shall promptly notify the Borrowers if:

(a)	no rate is quoted on Reuters BBA Page LIBOR 01; or

(b)	for any reason the Lender is unable to obtain Dollars in the London Interbank Market in order to fund or continue to fund the Loan (or any part thereof) during any Interest Period; or

(c)	LIBOR for that Interest Period does not adequately reflect the Lender’s cost of funding for that Interest Period.

4.5	Suspension of drawdown. If the Lender’s notice under Clause 4.4 is served before the Loan is made, the Lender’s obligation to make the Loan shall be suspended while the circumstances referred to in the Lender’s notice continue.

4.6	Application of alternative rate of interest. Following the service of a notice by the Lender pursuant to Clause 4.4, but before the commencement of the Interest Period to which that notice relates, the Lender shall have the right to:

(a)	reduce (in its sole discretion) the duration of the Interest Period selected by the Borrowers, unless a shorter period is not available in which case the Lender shall have the right to amend (in its sole discretion) the duration of the Interest Period selected by the Borrowers; and/or

(b)	determine (in its sole discretion) the relevant rate of interest which shall apply to the Loan during that Interest Period and which shall be the aggregate of (i) the applicable Margin and (ii) either:

(i)	the arithmetic mean of the rates per annum offered, on the relevant Quotation Date, for deposits in Dollars for a period equal to, or as near as possible to, the relevant Interest Period which appear on the electronic pages (together, the “Applicable Screen Rates”) of (aa) KLIEMM (Carl Kliem GmbH), (bb) USDDEPO=ICAP (leap Plc) and (cc) USDDEPO=TTLK (Tullet Prebon Plc) on the Reuters Money News Services or

(ii)	if:

(A)	for any reason, there are no Applicable Screen Rates available on the relevant Quotation Date; or

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(B)	the Applicable Screen Rates (or any of them) do not reflect the rates given in the interbank market on that Quotation Date,

the rate per annum, expressed as a percentage, which reflects the cost to the Lender of funding the Loan (or any part thereof) during that Interest Period from whichever alternative sources are available to the Lender (and as it may select in its sole discretion) in Dollars or in any available currency,

(the “Alternative Rate”)

The Lender shall promptly notify the Borrowers in writing of any Alternative Rate and any change to the Interest Period selected initially by the Borrower arising through the operation of this Clause 4.6.

4.7	Negotiation of alternative basis for funding. If the Borrowers do not agree with the Alternative Rate they shall notify the Lender in writing not later than 2 days after the date on which the Lender serves its notice pursuant to Clause 4.6. The Borrowers and the Lender shall use reasonable endeavours to agree, within 10 days after the date on which the Borrowers serve their notice of objection to the Alternative Rate (the “Negotiation Period”), an alternative basis (including, but not limited to, an alternative interest period, funding in an alternative currency or currencies and an alternative margin which, for the avoidance of doubt, shall reflect the Lender’s cost of funding) for the Lender to continue to fund the Loan during the Interest Period concerned.

4.8	Application of alternative rate of interest. Any Alternative Rate or an alternative basis for the Lender to continue to fund the Loan shall take effect in accordance with the terms notified by the Lender pursuant to Clause 4.6 or, as the case may be, upon the terms agreed pursuant to Clause 4.7. The alternative basis shall continue to apply if the relevant circumstances are continuing at the end of the applicable Interest Period (in the case of the Alternative Rate) or interest period so set by the Lender (in each other case) and for so long as the Lender and the Borrowers are in agreement as to the alternative basis for funding.

4.9	Prepayment. If the Borrowers do not agree with the Interest Period and/or Alternative Rate set by the Lender pursuant to Clause 4.6 and an alternative basis for funding the Loan (or any part thereof) is not agreed pursuant to Clause 4.7 within the Negotiation Period, the Borrowers shall prepay the Loan upon demand by the Lender together with all accrued interest thereon at the applicable rate plus the applicable Margin.

4.10	Application of Margin. The Margin shall be reduced at the end of the Waiver Period to 1.5 per cent, per annum and shall at all times thereafter remain at such rate Provided that:

(a)	no Event of Default or Potential Event of Default has occurred; and

(b)	the Borrowers are in compliance with the terms of Clause 14.1.”;

(n)	by deleting the number “1,” at the beginning of clause 5.2(a) of the Loan Agreement;

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(o)	by deleting clause 7.7 of the Loan Agreement and substituting the same with the following:

“7.7	Mandatory prepayment. The Borrowers shall be obliged to prepay (I) the Relevant Amount if an Original Ship is sold or becomes a Total Loss during the Waiver Period or (2) the Relevant Fraction of the Loan if an Original Ship is sold or becomes a Total Loss at any other time:

(a)	if an Original Ship is sold, on or before the date on which the sale is completed by delivery of such Ship to the buyer; or

(b)	if an Original Ship becomes a Total Loss, on the earlier of the date falling 180 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss, and in this Clause 7.7:

“Relevant Amount” means, in relation to an Original Ship which has been sold or become a Total Loss during the Waiver Period, an amount equal to the whole of the sale or insurance proceeds relating to the Total Loss of that Original Ship; and

“Relevant Fraction” is a fraction whose:

(i)	numerator is the Market Value of the Original Ship being sold or which has become a Total Loss on the date on which such sale is completed or (as the case may be) the date on which the Total Loss occurred; and

(ii)	denominator is the aggregate Market Value of all the Original Ships on the date on which the relevant Original Ship which is subject to a Mortgage is sold or becomes a Total Loss;”

(p)	by adding the words “or, in the case of an Additional Owner, an Additional Charterparty Assignment” after the word “Assignment” in the third line of clause 10.16 of the Loan Agreement;

(q)	by adding new clauses 10.17 and 10.18 in the Loan Agreement as follows:

“10.17	Information on Relevant Charter. The Borrowers shall, and shall procure that each Owner shall, immediately inform the Lender if the charterer which has entered into a Relevant Charter with that Borrower or, as the case may be, Owner is in breach of its obligations under that Relevant Charter.

10.18	No amendment to Relevant Charter etc. No Borrower or, as the case may be, Owner will agree to any amendment or supplement to, or waive or fail to enforce the Relevant Charter to which it is or will become a party or any of its provisions.”;

(r)	by adding the following new sub-paragraph (g) in clause 11.3 of the Loan Agreement:

“(g)	during the period 31 December 2008 to 31 December 2009, pay any dividends or make any other form of distribution (other than any dividends which are distributed in the form of shares);”;

(s)	by adding the words “at any time (other than during the Waiver Period)” after the word “Borrowers” in the second line of clause 14.1 of the Loan Agreement;

(t)	by deleting clause 14.3 of the Loan Agreement and substituting the same as follows:

“14.3	Valuation of Ships. The Market Value of a Ship at any date is that shown by a valuation prepared:

(a)	as at a date not more than 14 days previously;

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(b)	by an independent sale and purchase shipbroker which the Lender has appointed and the Borrower has approved (such approval not to be unreasonably withheld) for the purpose;

(c)	with or without physical inspection of the relevant Ship (as the Lender may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer;

(e)	free of any existing charter or other contract of employment (other than:

(i)	in the case of a Ship, any Relevant Charter to which that Ship may be subject and which has an unexpired duration of at least 11 months; and

(ii)	in the case of a Fleet Vessel, any charterparty to which that Fleet Vessel may be subject, which is made between the owner of that Fleet Vessel and a charterer acceptable to the Lender and has an unexpired duration of at least 11 months, in which case such Relevant Charter or, as the case may be, charterparty, shall be taken into account in determining the Market Value of the relevant Ship Provided that, in the case of a Relevant Charter, the Lender is satisfied that the parties to such Relevant Charter are in full compliance with the terms thereof); and

(f)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

In this Clause 14.3 “Relevant Charter” means, in relation to a Ship, any time charter party in respect of that Ship entered into by the relevant Borrower or, as the case may be, Owner and a charterer in all respects acceptable to the Lender, exceeding or which, by virtue of any optional extensions is capable of exceeding, 11 months in duration (as the same may be amended or supplemented from time to time) on terms and substance in all respects acceptable to the Lender.”;

(u)	by deleting clause 14.6 of the Loan Agreement and substituting the same as follows:

“14.6	Frequency of valuation. The Borrowers acknowledge and agree that the Lender may commission a valuation of each Ship:

(a)	at the end of each 3-month period ending on 31 March, 30 June, 30 September and 31 December in each year;

(b)	if the Lender provides its consent pursuant to Clause 10.18 in respect of any amendment and/or variation of a Relevant Charter, immediately after such amendment and/or variation has been effected, and

(c)	at any other time as the Lender may determine (including, but not limited to, if, in the opinion of the Lender, any charterer in respect of a Relevant Charter is not in compliance with the terms of that Relevant Charter) in its absolutely discretion.”;

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(v)	by adding the words “(other than during the period 31 December 2008 to 31 December 2009)” after the words “financial year” in the second line of clause 11.11(b) of the Corporate Guarantee;

(w)	by deleting clause 11.11(d) of the Corporate Guarantee in its entirety;

(x)	by adding the words “(other than any reorganisation, spin-off, redomiciliation or transfer of ownership of the Guarantor (i) in respect of any corporate entity whose business primarily consists of activities in the oil and gas sector and is a subsidiary of the Guarantor and (ii) which will (A) include the transfer of any Security Interest currently existing in respect of or registered over such corporate entity or any of its assets (other than any Security Interest created or registered in connection with any guarantee which has been executed by the Guarantor securing such entity’s obligations under an existing loan agreement to which such entity is a borrower), (B) be made on terms consistent with the conditions applying in the international debt and equity markets on the date of such reorganisation, spin-off, redomiciliation or transfer, (C) not create any Financial Indebtedness (other than any Financial Indebtedness which may occur in connection with any guarantee which has or will be executed by the Guarantor securing such entity’s obligations under a loan agreement to which such entity is or will be a borrower) to, or any Security Interest over, the assets (or any of them) of, the Guarantor or the Group and (D) not cause any material adverse change in the financial position, state of affairs or prospects of the Guarantor or the Group)” after the words “reorganisation” in the second line of clause 11.14 of the Corporate Guarantee;

(y)	by adding the first line of clause 11.15 of the Corporate Guarantee after the word “that the words “(other than during the Waiver Period subject to no Event of Default being in existence at the relevant time)”;

(z)	by adding a new clause 11.4 in the Loan Agreement as follows:

“11.4	Minimum Liquidity. The Borrower shall ensure that at all times during the Waiver Period the credit balance on the Deposit Account shall be at least equal to the Minimum Deposit”;

(aa)	by adding a new clause 11.18 in the Corporate Guarantee as follows:

“11.18	Minimum Liquidity”. The Guarantor shall ensure that at all times during the Waiver Period the credit balance on the Deposit Account shall be at least equal to the Minimum Deposit”;

(bb)	by construing all references therein to “this Agreement” where the context admits as being references to “this Agreement as the same is amended and supplemented by this Second Supplemental Agreement and as the same may from time to time be further supplemented and/or amended”; and

(cc)	by construing references to each of the Finance Documents as being references to each such document as it is from time to time supplemented and/or amended.

5.2	Amendments to Finance Documents. With effect on and from the date of this Second Supplemental Agreement each of the Finance Documents other than the Loan Agreement shall be, and shall be deemed by this Agreement to have been, amended as follows:

(a)	the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and supplemented by this Second Supplemental Agreement; and

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(b)	by construing references throughout each of the Finance Documents to “this Agreement”, “this Deed”, “hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Second Supplemental Agreement.

5.3	Finance Documents to remain in full force and effect. The Finance Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to make the same consistent with, and to give full effect to, the terms of this Second Supplemental Agreement.

6	CONTINUANCE OF LOAN AGREEMENT AND FINANCE DOCUMENTS

Save for the alterations to the Loan Agreement made or to be made pursuant to this Second Supplemental Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Second Supplemental Agreement, the Loan Agreement shall remain in full force and effect and the security constituted by the security Documents shall continue and remain valid and enforceable.

7	EXPENSES

The Borrowers agree to pay to the Lender upon demand and from time to time all costs, charges and expenses (including legal fees) incurred by the Lender in connection with the preparation, negotiation, execution and (if required) registration or preservation of rights under the enforcement or attempted enforcement thereof, this Second Supplemental Agreement and the Finance Documents or otherwise in connection with the Loan or any part of thereof. Without prejudice to the foregoing, the Borrowers hereby irrevocably authorise the Lender to debit any of the Accounts with the amount necessary to settle the Lender’s lawyers’ legal fees and disbursements.

8	NOTICES

The provisions of Clause 27 (Notices) of the Loan Agreement shall apply to this Second Supplemental Agreement as if the same were set out herein in full.

9	APPLICABLE LAW

9.1	This Second Supplemental Agreement shall be governed by and construed in accordance with English law.

9.2	Subject to Clause 9.3, the courts of England shall have exclusive jurisdiction to settle any Disputes which may arise out of or in connection with this Second Supplemental Agreement.

9.3	Clause 9.2 is for the exclusive benefit of the Lender which reserves the right:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Second Supplemental Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

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None of the Borrowers shall commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Second Supplemental Agreement.

9.4	Each Borrower irrevocably appoints Ince Process Agents Ltd. for the time being presently of 5th Floor, International House, 1 St. Katharine’s Way, London E1W 1AY, England for the time being to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Second Supplemental Agreement.

9.5	Nothing in this Clause 9 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

9.6	In this Clause 9, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

IN WITNESS WHEREOF the parties hereto have caused this Second Supplemental Agreement to be duly executed the day and year first above written.

BORROWERS

SIGNED by	)	/s/ Alexandros Mylonas
)
for and on behalf of	)
ANNAPOLIS SHIPPING COMPANY LIMITED	)
in the presence of:	)
/s/ Pat Skala
PAT SKALA
WATSON, FARLEY & WILLIAMS
89 AKTI MIAOULI
PIRAEUS 185 38 - GREECE

SIGNED by	)	/s/ Alexandros Mylonas
)
for and on behalf of	)
FARAT SHIPPING COMPANY LIMITED	)
in the presence of:	)
/s/ Pat Skala
PAT SKALA
WATSON, FARLEY & WILLIAMS
89 AKTI MIAOULI
PIRAEUS 185 38 - GREECE

SIGNED by	)	/s/ Alexandros Mylonas
)
for and on behalf of	)
LANSAT SHIPPING COMPANY LIMITED	)
in the presence of:	)

LENDER
/s/ Pat Skala
PAT SKALA
WATSON, FARLEY & WILLIAMS
89 AKTI MIAOULI
PIRAEUS 185 38 - GREECE

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SIGNED by	)

	)	/s/ Jason Dallas
for and on behalf of	)	/s/ Krikor Janikian
PIRAEUS BANK A.E.	)
in the presence of:	)

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COUNTERSIGNED this 30 July 2009 by each of Dryships Inc. and Lotis Traders Inc which, by its execution hereof confirms and acknowledges that it has read and understood the terms and conditions of the above Second Supplemental Agreement, that it agrees in all respects to the same and that the Finance Documents to which each is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Loan Agreement.

/s/ Alexandros Mylonas
for and on behalf of
DRYSHIPS INC.

/s/ Alexandros Mylonas
for and on behalf of
LOTIS TRADERS INC.

Dated 30 July 2009

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